Exhibit (g)(1)(xiv)

THIRTIETH AMENDMENT TO THE

EA SERIES TRUST

CUSTODY AGREEMENT

This Thirtieth Amendment effective as of the last date in the signature block (the “Effective Date”) to the Custody Agreement, dated as of October 8, 2014, as amended (the “Agreement”), is entered into by and between EA Series Trust (f/k/a Alpha Architect ETF Trust), a Delaware statutory trust (the “Trust”) and U.S. Bank National Association, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to amend the fee schedule, Exhibit C; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

●	Exhibit C is hereby superseded and replaced in its entirety with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

EA SERIES TRUST		U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick Cleary	By:	/s/ Gregory Farley

Name:	Patrick Cleary	Name:	Gregory Farley

Title:	Secretary	Title:	Sr. Vice President

Date:	04/25/2023	Date:	04/27/2023

Exhibit C to the

EA Series Trust Custody Agreement

Base Fee for Custody Services

The following reflects the greater of the basis point fee or annual minimum where Empowered Funds, LLC dba ETF Architect (the “Adviser”) acts as investment adviser to the fund(s) in the EA Series Trust.

Annual Minimum per Fund[2]	Basis Points on Trust AUM[2]
$ 3,000 for All Funds	0.50 Balance

See APPENDIX C for Services and Associated Fees in addition to Base Fee

See Global Sub-Custodial Services & Safekeeping Services in addition to the Base Fee

[2]	Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on percent of AUM.

Once service line agreements are in place, should any service line agreement with U.S. Bank be terminated prior to the end of the five-year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the five-year period.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly

Appendix C - Custody Services in addition to the Base Fee

[Fees Redacted]

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